                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                            CONTACT
Hudson Valley Holding Corp.                      James J. Landy
21 Scarsdale Road                                President & CEO
Yonkers, NY 10707                                (914) 771-3230 (Earnings)

                                                 Wendy Croker
                                                 First VP, Shareholder Relations
                                                 (914) 771-3214 (Dividend)

          HUDSON VALLEY HOLDING CORP. REPORTS CONTINUED STRONG EARNINGS
                           AND ANNOUNCES CASH DIVIDEND

YONKERS, NY, August 5, 2008...James J. Landy, President and Chief Executive Officer of Hudson Valley Holding Corp., has announced strong earnings for the first six months of 2008.

Hudson Valley reported earnings of $16.3 million for the first six months of 2008, compared to $16.7 million for the same period of 2007. Diluted earnings per share was $1.59 for the 2008 period, compared to $1.64 for the prior year period.

Mr. Landy stated, "In light of the difficult economy, the general decline in real estate values and uncertainty in the credit markets, we are very pleased with our financial results for the first half of 2008. While many other financial institutions are reporting losses and layoffs, Hudson Valley continues to prudently expand within our local markets. We are adding qualified, experienced bankers and are investing in new branch locations. This expansion comes at a time when many other banks are withdrawing from the market place. We believe the time is right to expand our footprint while remaining focused on our business plan which has proven successful for us in the past. Although the expansion comes at a short term cost, we believe carefully planned growth provides a long term increase in value for our shareholders, employees and the communities we serve."

"We are seeing signs of results for our efforts, particularly in loan growth," Landy noted. "Net loans increased $205.3 million, or 15.9% during the first six months of 2008. This strong loan growth led us to increase our provision for loan losses which also impacted results for the 2008 period. We have maintained our prudent lending standards which to date has protected us from serious credit losses and allowed us to continue to make loans in our local communities. Our capital position is classified in the highest regulatory category," Landy noted.

As of June 30, 2008, assets totaled $2.3 billion, deposits totaled $1.7 billion and net loans totaled $1.5 billion.

As a result of the continued excellent performance of the Company, William E. Griffin, Chairman of the Board, announced that the Board of Directors has declared a cash dividend of $0.51 per share payable to all shareholders of record as of the close of business August 15, 2008. The dividend will be distributed to shareholders on or about August 22, 2008.

Hudson Valley Bank recently opened new branches in Stamford, CT, Mamaroneck, NY, Flushing, Queens and downtown Brooklyn and has approval to open additional branches in Greenwich, Westport and Fairfield, CT.

                                        #

Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2 billion in assets, serving the metropolitan area with 27 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens, and Brooklyn, NY, and in Fairfield County, CT. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.'s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on Hudson Valley Bank and New York National Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com

                                       ###

********************************************************************************

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry's actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank's operations or earnings, or a decline in the economy in the New York Metropolitan area. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.